Exhibit 99.1

Spirit Announces Transfer of Gulfstream Wing Programs to Triumph Group, Inc.

WICHITA, Kansas, Dec. 9, 2014 — Spirit AeroSystems Inc. [NYSE: SPR] has reached an agreement to transfer the Gulfstream wing work packages at Spirit’s facility in Tulsa, Oklahoma, to Triumph Group, Inc. The transfer includes both the G650 and G280 wing programs.

“The Triumph Group emerged as the preferred owner of the Gulfstream wing programs following a rigorous bid process, and the deal offers compelling positives for both companies,” said Spirit AeroSystems President & CEO Larry Lawson. “We thoroughly evaluated all of our options and made the best decision for the company, our people and our customers.”

“This transfer continues Spirit’s transformation and allows us to further focus on our core markets of aerostructures for commercial and defense aircraft. We wish Triumph great success, and we are working closely with them to make this transition smooth for Gulfstream, the employees and the Tulsa community.”

Spirit employees who are currently working on the Gulfstream programs will be offered positions with Triumph.

“As for the other Tulsa programs, we are taking a pause in the process to evaluate the remaining work,” said Lawson. “There are a number of factors to take into consideration, including exploring our options within the community and with other constituents who have approached us. We won’t rush the evaluation and will provide an update as soon as we are ready.”

Subject to customary closing conditions, the transaction is expected to close in 2014. The agreement provides for Spirit to make a cash payment to Triumph at closing in the amount of $160 million. The transaction is an estimated loss in the range of $205 million to $235 million ($1.45 to $1.65 per diluted share).

The Company estimates that the transaction will generate a cash tax benefit of approximately $220 million to $230 million which, if the closing occurs in 2014, will be fully realized in 2014 and 2015, with an overall favorable cash result of the transaction, including estimated closing costs, realized in the same period in the range of $55 million to $65 million.

Spirit’s 2014 full year financial guidance, which was updated last quarter, of $6.8 - $6.9 billion in revenue, $3.35 - $3.45 earnings per share, and approximately $275 million in free cash flow, excludes the financial impact of the work transfer and the impact of the deferred tax asset valuation release as a result of this transaction.

On the Web: www.spiritaero.com
On Twitter: @SpiritAero

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About Spirit AeroSystems Inc.

Spirit AeroSystems, with headquarters in Wichita, Kansas, USA, is one of the world’s largest non-OEM designers and manufacturers of aerostructures for commercial aircraft. In addition to its Wichita and Chanute facilities in Kansas, Spirit has locations in Tulsa and McAlester, Oklahoma; Kinston, North Carolina; Nashville, Tennessee; Prestwick, Scotland; Preston, England; Subang, Malaysia; and Saint-Nazaire, France. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the transfer of the Gulfstream work packages performed in Tulsa, Oklahoma. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the SEC. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Spirit AeroSystems Holdings, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If Spirit AeroSystems Holdings, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to Spirit AeroSystems Holdings, Inc.’s business in general, please refer to the Company’s SEC filings.

For further information:

Investor Relations:	Ghassan Awwad
(316) 523-7040
ghassan.s.awwad@spiritaero.com

Media:	Jarrod Bartlett
(316) 523-5649
jarrod.s.bartlett@spiritaero.com